EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Fiscal 2009 Second-Quarter Financial Results

Consolidated Net Sales Increase 5%;
Operating Earnings Increase 17% Representing
11th Consecutive Quarter of Double-Digit Growth

GRAND RAPIDS, MICHIGAN-October 15, 2008-Spartan Stores, Inc., (Nasdaq:SPTN) today reported financial results for its 12-week second quarter ended September 13, 2008.

Second-Quarter Results

Consolidated net sales for the 12-week second quarter increased 4.8 percent to $626.8 million from $598.1 million in last year's second quarter. Incremental fuel sales, retail comparable store sales growth of 4.1 percent (excluding fuel sales) and higher distribution sales to new and existing customers contributed to the net sales improvement.

Second-quarter operating earnings improved by double digits for the eleventh consecutive quarter, increasing 16.9 percent to a record high $22.5 million from $19.3 million in the same period last year. The operating earnings improvement was due primarily to higher retail and distribution sales, improved distribution margins, retail store efficiency improvements, and the expiration of the Michigan Single Business Tax (SBT) (replaced with an income tax January 1, 2008), but was partially offset by a higher LIFO inventory charge. The operating earnings include $0.7 million in start-up and promotional costs related to remodeling activity, while last year's second quarter included $0.3 million of costs related to the Felpausch acquisition.

"We are very pleased to have achieved solid sales and profit growth during this challenging economic climate," stated Dennis Eidson, Spartan's Chief Executive Officer. "Our second-quarter operating earnings reached an all-time high, and net sales improved for the tenth consecutive quarter, demonstrating the effectiveness of our business strategy, execution abilities and the dedication of our management team and associates. We are also very enthused about our recently announced acquisition agreement. This acquisition will bring us a premier retail operator with 17 retail stores and 15 in-store pharmacies, expand our retail store base by 20 percent, establish our retail presence in eastern Michigan and provide us with a strong platform for future growth. Upon completion of this transaction we will retain the VG's name and maintain a regional office to support these operations.

Second-quarter earnings from continuing operations increased 45.6 percent, reaching $12.0 million, or $0.55 per diluted share, compared with $8.3 million, or $0.38 per diluted share, in the same period last year. Last year's second quarter included a $2.7 million non-cash income tax charge related to the previously disclosed change in Michigan's state business tax structure.

Net earnings for the quarter increased 21.6 percent to $11.1 million, or $0.51 per diluted share, from $9.1 million, or $0.42 per diluted share, in the same period last year. Net earnings include a loss from discontinued operations of ($1.0) million, or ($0.04) per diluted share, compared with earnings from discontinued operations of $0.8 million, or $0.04 per diluted share last year. The loss from discontinued operations resulted from Pharm store exit costs and the finalization of the wind down of these operations, partially offsetting the net gain recorded in the first quarter of this fiscal year. Last year's earnings from discontinued operations included a $0.8 million pretax gain related to the closure of five Pharm stores and one convenience store last year.

Second-quarter gross profit margin declined 20 basis points to 20.3 percent from 20.5 percent in the same period last year. The rate decline was principally due to a higher mix of fuel sales than the prior year, partially offset by improved margins in the distribution segment.

Operating expenses totaled $105.0 million, improving to 16.7 percent of sales, compared with $103.1 million, or 17.2 percent of sales, in the year-ago quarter. As a percentage of sales, the decline in operating expense was due primarily to the shift in sales mix noted above, improved operating leverage from higher sales volumes and the absence of the Michigan SBT of $0.6 million, partially offset by higher compensation, fuel, utilities and credit card fees.

Operating Segments

Distribution Segment

Net sales in the distribution segment increased 3.2 percent to $303.3 million from $293.8 million in the same period last year. The sales increase was the result of incremental sales volumes to new and existing customers and product cost inflation.

Distribution segment operating earnings reached a second-quarter record, increasing 30.8 percent to $10.0 million from $7.6 million in the same period last year. The improvement was the result of higher sales volumes to new and existing customers, better fixed cost leverage, improved gross profit margin rates and the absence of SBT expense, partially offset by increased compensation and transportation costs. The margin rate improvement was driven primarily by favorable purchasing opportunities and merchandising initiatives, which were partially offset by higher LIFO inventory charges.

Retail Segment

Second-quarter retail net sales increased 6.3 percent to $323.5 million from $304.2 million in the same period last year. The increase was due primarily to incremental fuel sales, a rebound in sales at stores located in northern Michigan due to more seasonal weather conditions and robust sales from stores benefiting from the Company's capital program. Excluding fuel sales, second-quarter comparable store sales increased 4.1 percent.

Second-quarter retail operating earnings increased 7.8 percent to $12.5 million from $11.6 million in the same period last year. The operating earnings improvement was due primarily to increased sales and more efficient store operations, partially offset by the previously mentioned start-up and promotional costs related to remodeled store openings and higher LIFO inventory charges.

Mr. Eidson continued, "We are pleased to be achieving steady progress strengthening our market position as we confront challenging economic conditions. As anticipated, comparable store sales for the quarter improved due to more seasonal northern Michigan weather conditions and enhanced sales growth at stores that benefited from our capital program. During the second quarter, we completed major remodel projects at one Glen's Fresh Marketplace and converted a Felpausch retail store to a D&W Fresh Market. Preliminary sales trends from these stores are in-line with our expectations and with the favorable trends achieved at other recently remodeled stores. We are particularly pleased with the remodeled Glen's store because it represents a dramatic improvement in the conventional supermarket shopping experience to better match the expectations of customers located in that geographic market area."

Balance Sheet & Cash Flow

Total long-term debt (including current maturities) declined to $149.9 million as of September 13, 2008 from $154.4 million at March 29, 2008.

Year-to-date net cash generated from operating activities increased to $23.3 million from $4.3 million in the corresponding period last year due to improved earnings, a continued focus on working capital efficiency and collection of customer advances related to new distribution business. In addition, the Company's cash and cash equivalents balance increased to $28.5 million from $19.9 million due to proceeds generated from the sale of its Pharm operations and the general improvement in business operations.

Year-To-Date

Consolidated net sales for the 24-week, year-to-date period rose 8.5 percent to $1.2 billion from $1.1 billion in the corresponding period last year. The net sales increase was primarily the result of the Felpausch retail acquisition, fuel center sales growth, higher comparable store sales and additional sales to new and existing distribution customers, partially offset by the absence of Easter holiday sales in this year's 24-week period.

Year-to-date operating earnings improved 20.5 percent to $37.6 million from $31.2 million in the same period last year. The improvement was primarily the result of higher sales volumes, better operating leverage and acquisition synergies. The current year-to-date period includes net pretax expenses of approximately $1.5 million for start-up costs associated with store remodeling activities, compared with $0.8 million in start-up and acquisition related expenses in the year-ago period.

Net earnings for the 24-week period increased 34.4 percent to $21.0 million from $15.6 million in the same period last year. Last year's year-to-date period included the previously mentioned non-cash Michigan state tax charge.

Outlook

"For the remainder of the year, we will continue to focus on existing growth opportunities through our capital investments in store remodeling and relocation, new stores and additional fuel centers, as well as completing our recently announced acquisition and begin integrating these operations," said Mr. Eidson. "In addition, we will work to optimize our marketing and merchandising programs at all of our retail operations, including pharmacies and fuel centers, to improve profitability, while continuing to refine our consumer value and service propositions. Collectively, these investments, programs, and strategies will help strengthen our overall retail and distribution market positions during this challenging economic cycle.

"Excluding the effect of our recently announced pending acquisition, we expect comparable retail store sales to increase in the low single digits during the second half of fiscal 2009 due to the cycling of remodeled and relocated stores and absence of Easter holiday sales in this year's fourth quarter. During the second quarter, our distribution segment fully cycled the Martin's Super Market business gained last year, as well as approximately 70 percent of the distribution sales related to customers' acquisition of Farmer Jack stores in southeast Michigan. Consequently, we expect the year-over-year growth rate in distribution operating earnings to moderate during the second half of fiscal 2009."

Mr. Eidson continued, "From a capital investment perspective, we expect to complete two or three additional store remodels and anticipate opening one new fuel center during the second half of fiscal 2009. In addition, we expect to complete a major store relocation project and begin construction of a new store. The new store should open in the first half of fiscal 2010. In conjunction with our capital investment program, we expect to incur approximately $1.0 million of additional costs for store re-positioning, start-up and grand re-opening related expenses during the remainder of the fiscal year.

"Excluding the effect of the recently announced acquisition, capital expenditures for fiscal 2009 are expected to range from $55 million to $60 million, with depreciation and amortization ranging from $26 million to $29 million and interest expense of approximately $11 million," concluded Mr. Eidson.

Conference Call

A telephone conference call to discuss the Company's second-quarter financial results is scheduled for 1:00 p.m. Eastern Time, Thursday, October 16, 2008. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to nearly 400 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 84 retail supermarkets in Michigan, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, and Felpausch Food Centers.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "outlook", "plan", "design", "priority", or "opportunities"; that an event or trend "will" or "should" occur or "continue" or that Spartan Stores or its management "anticipates", "believes," "plans", "expects" or will "work" on a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully complete our pending acquisition, realize expected benefits of new relationships, realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired stores, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, implement plans, programs and strategies, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)
	Sept. 13, 2008	Sept. 15, 2007	Sept. 13, 2008	Sept. 15, 2007

Net sales	$626,830	$598,053	$1,213,535	$1,118,256
Cost of sales	499,312	475,638	970,487	896,571
Gross margin	127,518	122,415	243,048	221,685

Operating expenses
Selling, general and administrative	98,637	97,721	193,434	180,190
Depreciation and amortization	6,343	5,404	12,085	10,330
(Gain) loss on disposal of assets	(9)	1	(28)	(2)
Total operating expenses	104,971	103,126	205,491	190,518

Operating earnings	22,547	19,289	37,557	31,167

Non-operating expense (income)
Interest expense	2,408	2,446	4,860	4,875
Other, net	(140)	(100)	(209)	(178)
Total non-operating expense, net	2,268	2,346	4,651	4,697

Earnings before income taxes and discontinued operations	20,279	16,943	32,906	26,470

Income taxes:
Net impact of enactment of Michigan Business Tax	-	2,748	-	2,748
Income taxes	8,244	5,929	13,294	9,264
Total income taxes	8,244	8,677	13,294	12,012

Earnings from continuing operations	12,035	8,266	19,612	14,458

(Loss) earnings from discontinued operations, net of taxes	(963)	836	1,379	1,160

Net earnings	$11,072	$9,102	$20,991	$15,618

Basic earnings per share:
Earnings from continuing operations	$0.56	$0.39	$0.92	$0.68
(Loss) earnings from discontinued operations	(0.04)	0.04	0.06	0.06
Net earnings	$0.52	$0.43	$0.98	$0.74

Diluted earnings per share:
Earnings from continuing operations	$0.55	$0.38	$0.90	$0.67
(Loss) earnings from discontinued operations	(0.04)	0.04	0.06	0.05
Net earnings	$0.51	$0.42	$0.96	$0.72

Weighted average number of shares outstanding:
Basic	21,478	21,260	21,445	21,221
Diluted	21,778	21,695	21,754	21,673

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept. 13, 2008	March 29, 2008
ASSETS
Current assets
Cash and cash equivalents	$28,477	$19,867
Accounts receivable, net	54,479	59,885
Inventories	131,301	113,078
Other current assets	14,756	17,044
Property and equipment held for sale	-	2,404
Total current assets	229,013	212,278

Other assets
Goodwill, net	186,265	186,531
Other, net	27,713	28,143
Total other assets	213,978	214,674
Property and equipment, net	190,819	183,185
Total assets	$633,810	$610,137

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$121,217	$112,899
Accrued payroll and benefits	26,434	35,723
Other accrued expenses	24,497	23,003
Current portion of exit costs	10,154	9,280
Current maturities of long-term debt and capital lease obligations	7,976	10,874
Total current liabilities	190,278	191,779

Long-term liabilities
Other long-term liabilities	45,098	41,291
Exit costs	28,442	26,847
Long-term debt and capital lease obligations	141,957	143,574
Total long-term liabilities	215,497	211,712
Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 22,086 and 21,909 shares outstanding	133,571	130,718
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Accumulated other comprehensive loss	(1,189)	(1,142)
Retained earnings	95,653	77,070
Total shareholders' equity	228,035	206,646
Total liabilities and shareholders' equity	$633,810	$610,137

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year-to-Date
	(24 weeks) Sept. 13, 2008	(24 weeks) Sept. 15, 2007

Net cash provided by operating activities	$23,334	$4,255

Net cash used in investing activities	(24,468)	(62,362)

Net cash (used in) provided by financing activities	(3,997)	57,051

Net cash provided by discontinued operations	13,741	1,301

Net increase in cash and cash equivalents	8,610	245

Cash and cash equivalents at beginning of period	19,867	12,063

Cash and cash equivalents at end of period	$28,477	$12,308

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks) Sept. 13, 2008	(12 weeks) Sept. 15, 2007	(24 weeks) Sept. 13, 2008	(24 weeks) Sept. 15, 2007
Retail Segment:

Net Sales	$323,528	$304,233	$612,089	$542,021
Operating Earnings	$12,548	$11,642	$20,072	$18,311

Distribution Segment:

Net Sales	$303,302	$293,820	$601,446	$576,235
Operating Earnings	$9,999	$7,647	$17,485	$12,856

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EARNINGS TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(in thousands)
(unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks)		(24 weeks)
	Sept. 13, 2008	Sept. 15, 2007	Sept. 13, 2008	Sept. 15, 2007
Retail Segment:
Operating earnings	$12,548	$11,642	$20,072	$18,311
Plus:
Depreciation and amortization	4,487	3,687	8,463	6,864
LIFO expense	373	175	752	349
Michigan Single Business Tax expense	-	71	-	119
Other non-cash charges	69	46	106	81
EBITDA	$17,477	$15,621	$29,393	$25,724

Distribution Segment:
Operating earnings	$9,999	$7,647	$17,485	$12,856
Plus:
Depreciation and amortization	1,856	1,717	3,622	3,466
LIFO expense	845	150	1,460	300
Michigan Single Business Tax expense	-	479	-	960
Other non-cash charges	1,452	669	2,488	1,227
EBITDA	$14,152	$10,662	$25,055	$18,809

Consolidated:
Operating earnings	$22,547	$19,289	$37,557	$31,167
Plus:
Depreciation and amortization	6,343	5,404	12,085	10,330
LIFO expense	1,218	325	2,212	649
Michigan Single Business Tax expense	-	550	-	1,079
Other non-cash charges	1,521	715	2,594	1,308
EBITDA	$31,629	$26,283	$54,448	$44,533

Notes: Consolidated EBITDA is a non-GAAP financial measure that our credit facility defines as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of retail store locations, plus interest expense, the provision for income taxes and Michigan Single Business Tax to the extent deducted in the computation of Net Earnings.

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt. The Company believes investors find the information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.